                                  EXHIBIT 4.23

                    AGREEMENT AS TO EXPENSES AND LIABILITIES

         THIS AGREEMENT AS TO EXPENSES AND LIABILITIES (this "Agreement") is made as of ___________, between SEMCO Energy, Inc., a Michigan corporation (the "Corporation"), and SEMCO Capital Trust I, a Delaware business trust (the "Trust").

         WHEREAS, the Trust intends to issue its Trust Common Securities (the "Trust Common Securities") to the Corporation and to issue and sell SEMCO Capital Trust I ____ % Trust Preferred Securities (the "Trust Preferred Securities") with such powers, preferences and special rights and restrictions as are set forth in the Amended and Restated Trust Agreement of the Trust dated as of _______, as the same may be amended from time to time (the "Trust Agreement") and acquire Series ____% Subordinated Debentures due _________ (the "Subordinated Debentures") from the Corporation; and

         WHEREAS, the Corporation is the issuer of the Subordinated Debentures.

         NOW, THEREFORE, in consideration of the purchase by each holder of the Trust Securities, which purchase the Corporation hereby agrees shall benefit the Corporation and which purchase the Corporation acknowledges will be made in reliance upon the execution and delivery of this Agreement, the Corporation and the Trust hereby agree as follows:



                                    ARTICLE I

         Section 1.01. Guarantee by the Corporation. Subject to the terms and conditions hereof, the Corporation hereby irrevocably and unconditionally guarantees to each person or entity to whom the Trust is now or hereafter becomes indebted or liable (the "Beneficiaries") the full payment, when and as due, of any and all Obligations (as hereinafter defined) to such Beneficiaries. As used herein, "Obligations" means any indebtedness, expenses or liabilities of the Trust, other than obligations of the Trust to pay to holders of any Trust Securities or other similar interests in the Trust the amounts due such holders pursuant to the terms of the Trust Preferred Securities or such other similar interests, as the case may be. This Agreement is intended to be for the benefit of, and to be enforceable by, all such Beneficiaries, whether or not such Beneficiaries have received notice hereof.

     Section 1.02. Term of Agreement. This Agreement shall terminate and be of no further force and effect upon the date on which there are no Beneficiaries remaining; provided, however, that this Agreement shall continue to be effective or shall be reinstated, as the case may be, if at any time any holder of Trust Preferred Securities or any Beneficiary must restore payment of any sums paid under the Trust Preferred Securities, under any Obligation, under the Trust Guarantee Agreement dated the date hereof by the Corporation and Bank One Trust Company, National Association, as guarantee trustee, or under this Agreement for any reason whatsoever. This Agreement is continuing, irrevocable, unconditional and absolute.

         Section 1.03. Waiver of Notice. The Corporation hereby waives notice of acceptance of this Agreement and of any Obligation to which it applies or may apply, and the Corporation hereby waives presentment, demand for payment, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

         Section 1.04. No Impairment. The obligations, covenants, agreements and duties of the Corporation under this Agreement shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

         (a) the extension of time for the payment by the Trust of all or any portion of the Obligations or for the performance of any other obligation under, arising out of, or in connection with, the Obligations;

         (b) any failure, omission, delay or lack of diligence on the part of the Beneficiaries to enforce, assert or exercise any right, privilege, power or remedy conferred on the Beneficiaries with respect to the Obligations or any action on the part of the Trust granting indulgence or extension of any kind; or

         (c) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Trust or any of the assets of the Trust.

         There shall be no obligation of the Beneficiaries to give notice to, or obtain the consent of, the Corporation with respect to the happening of any of the foregoing.

         Section 1.05. Enforcement. A Beneficiary may enforce this Agreement directly against the Corporation and the Corporation waives any right or remedy to require that any action be brought against the Trust or any other person or entity before proceeding against the Corporation.

                                   ARTICLE II

         Section 2.01. Binding Effect. All guarantees and agreements contained in this Agreement shall bind the successors, assigns, receivers, trustees and representatives of the Corporation and shall inure to the benefit of the Beneficiaries.

         Section 2.02. Amendment. So long as there remains any Beneficiary or any Trust Preferred Securities are outstanding, this Agreement shall not be modified or amended in any manner adverse to such Beneficiary or to the holders of the Trust Preferred Securities.

         Section 2.03. Notices. Any notice, request or other communication required or permitted to be given hereunder shall be given in writing by delivering the same against receipt therefor by facsimile transmission (confirmed by mail), or by registered or certified mail, addressed as follows (and if so given, shall be deemed given when mailed), to-wit:

      SEMCO Capital Trust I
      c/o SEMCO Energy, Inc.
      405 Water Street
      Port Huron, Michigan 48061-5026
      Facsimile No.: (810) 989-4098
      Attention: Edric R. Mason, Jr.

      SEMCO Energy, Inc.
      405 Water Street
      Port Huron, Michigan 48061-5026
      Facsimile No.: (810) 989-4098
      Attention: Sherry L. Abbott

         Section 2.04. Choice of Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MICHIGAN.

         THIS AGREEMENT is executed as of the date and year first above written.

                               SEMCO ENERGY, INC.


                               By:
                                  ----------------------------------------------
                                 Name:
                                 Title:
                                       -----------------------------------------

                               SEMCO CAPITAL TRUST I

                               By:
                                  ----------------------------------------------
                                  Sebastian Coppola, as Administrative Trustee


                               By:
                                  ----------------------------------------------
                                  Edric R. Mason, Jr., as Administrative Trustee